                              AMENDMENT NUMBER 4 TO
                        INVESTMENT SUB-ADVISORY AGREEMENT

     The Investment Sub-Advisory Agreement between Hartford Investment Financial Services Company and Wellington Management Company, LLP ("Wellington Management") dated March 3, 1997, as amended (the "Agreement") is hereby amended to include The Hartford Global Health Fund and The Hartford Global Technology Fund (the "Funds") as two new Portfolios. All provisions in the Agreement shall apply to the Funds except as stated below.

     The sub-advisory fee for the two new portfolios shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of the Funds:

         Net Asset Value                                      Annual Rate
         First $50,000,000
         Next $100,000,000
         Next $350,000,000
         Next $500,000,000
         Amount Over $1 Billion

         Wellington Management may waive all or a portion of these fees from time to time as agreed between the parties.

         This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this amendment to
be executed on the      day of           , 2000.


                   HARTFORD INVESTMENT FINANCIAL SERVICES COMPANY

                   By: __________________________________________


                   WELLINGTON MANAGEMENT COMPANY, LLP

                   By: __________________________________________